Exhibit 99

Schlumberger Announces Third-Quarter 2021 Results

•	Global revenue of $5.85 billion increased 4% sequentially and 11% year-on-year

•	International revenue was $4.68 billion and North America revenue was $1.13 billion

•	GAAP EPS, including charges and credits, was $0.39 and increased 30% sequentially

•	EPS, excluding charges and credits, was $0.36 and increased 20% sequentially

•	Cash flow from operations was $1.07 billion and free cash flow was $671 million

•	Board approved quarterly cash dividend of $0.125 per share

HOUSTON, October 22, 2021—Schlumberger Limited (NYSE: SLB) today reported results for the third-quarter 2021.

Third-Quarter Results			(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Sept. 30, 2021	Jun. 30, 2021	Sept. 30, 2020	Sequential	Year-on-year
Revenue*	$5,847	$5,634	$5,258	4%	11%
Income (loss) before taxes - GAAP basis	$691	$542	$(54)	28%	n/m
Net income (loss) - GAAP basis	$550	$431	$(82)	28%	n/m
Diluted EPS (loss per share) - GAAP basis	$0.39	$0.30	$(0.06)	30%	n/m
Adjusted EBITDA**	$1,296	$1,198	$1,018	8%	27%
Adjusted EBITDA margin**	22.2%	21.3%	19.4%	90 bps	280 bps
Pretax segment operating income**	$908	$807	$575	12%	58%
Pretax segment operating margin**	15.5%	14.3%	10.9%	120 bps	460 bps
Net income, excluding charges & credits**	$514	$431	$228	19%	126%
Diluted EPS, excluding charges & credits**	$0.36	$0.30	$0.16	20%	125%
Revenue by Geography
International	$4,675	$4,511	$4,210	4%	11%
North America*	1,129	1,083	1,034	4%	9%
Other	43	40	14	n/m	n/m

	$5,847	$5,634	$5,258	4%	11%

*

Schlumberger divested certain businesses in North America during the fourth quarter of 2020. These businesses generated revenue of $245 million during the third quarter of 2020. Excluding the impact of these divestitures, global third-quarter 2021 revenue increased 17% year-on-year. North America third-quarter 2021 revenue, excluding the impact of these divestitures, increased 43% year-on-year.

**	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions”, and “Supplemental Information” for details.

n/m = not meaningful

					(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2021	Jun. 30, 2021	Sept. 30, 2020	Sequential	Year-on-year
Revenue by Division
Digital & Integration	$812	$817	$738	-1%	10%
Reservoir Performance*	1,192	1,117	1,215	7%	-2%
Well Construction	2,273	2,110	1,837	8%	24%
Production Systems**	1,674	1,681	1,532	0%	9%
Other	(104)	(91)	(64)	n/m	n/m

	$5,847	$5,634	$5,258	4%	11%

Pretax Operating Income by Division
Digital & Integration	$284	$274	$201	4%	42%
Reservoir Performance	190	156	103	22%	85%
Well Construction	345	272	173	27%	99%
Production Systems	166	171	132	-3%	26%
Other	(77)	(66)	(34)	n/m	n/m

	$908	$807	$575	12%	58%

Pretax Operating Margin by Division
Digital & Integration	35.0%	33.5%	27.2%	154 bps	784 bps
Reservoir Performance	16.0%	13.9%	8.4%	202 bps	751 bps
Well Construction	15.2%	12.9%	9.4%	230 bps	576 bps
Production Systems	9.9%	10.2%	8.6%	-27 bps	129 bps
Other	n/m	n/m	n/m	n/m	n/m

	15.5%	14.3%	10.9%	120 bps	460 bps

*

Schlumberger divested its OneStim® pressure pumping business in North America during the fourth quarter of 2020. This business generated revenue of $219 million during the third quarter of 2020. Excluding the impact of this divestiture, Reservoir Performance third-quarter 2021 revenue increased 20% year-on-year.

**

Schlumberger divested its low-flow artificial lift business in North America during the fourth quarter of 2020. This business generated revenue of $26 million during the third quarter of 2020. Excluding the impact of this divestiture, Production Systems third-quarter 2021 revenue increased 11% year-on-year.

n/m = not meaningful

Schlumberger CEO Olivier Le Peuch commented, “We started the second half of the year with strong results, delivering another quarter of sequential revenue growth, a fifth consecutive quarter of margin expansion, and a solid free cash flow performance. Revenue growth was led by Well Construction and Reservoir Performance, our predominantly service-oriented Divisions, delivering quality revenue that more than offset the impact of transitory global supply and logistics constraints in Production Systems. International revenue grew 11% year-on-year and is on track to meet our double-digit revenue growth ambition for the second half of 2021 compared to the same period last year.

“Our returns-focused strategy continues to deliver exceptional results at this early point of the growth cycle. Our third-quarter pretax segment operating margin reached its highest level since 2015 and cash flow from operations was $1.07 billion. I am excited about our improving earnings and cash flow potential as the macro outlook for energy strengthens significantly through 2022 and beyond.

“Geographically, international revenue of $4.68 billion grew 4% sequentially and 11% year-on-year. The sequential revenue increase was led by double-digit growth in Latin America complemented by sustained activity in the Europe/CIS/Africa and Middle East & Asia areas. In North America, revenue of $1.13 billion grew 4% sequentially and 9% year-on-year. The sequential growth was driven mainly by a strong seasonal rebound in land drilling, higher Asset Performance Solutions (APS) revenue in Canada, and an increase in drilling revenue in North America offshore.

“Among the Divisions, Well Construction continued its growth momentum, with revenue increasing 8% sequentially due to higher international and North America drilling activity both on land and offshore. Similarly, Reservoir Performance revenue increased 7% sequentially from higher exploration and appraisal activity across the international markets. Revenue from Digital & Integration and Production Systems was essentially flat.

“Sequentially, third-quarter pretax segment operating income increased 12% with pretax segment operating margin expanding by 120 basis points (bps) to 15.5%, while adjusted EBITDA margin grew 90 bps to 22.2%. This was driven by our Well Construction and Reservoir Performance Divisions. We are starting to see signs of improved service rates in both of these Divisions driven by our technology, which is creating visibly higher value for our customers and resulting in stronger technology adoption and activity share gains—particularly in the international markets.

“Third-quarter cash flow from operations was $1.07 billion and free cash flow was $671 million. On a year-to-date basis, we have generated free cash flow of $1.70 billion, which has allowed us to reduce our net debt by $1.43 billion since the beginning of the year.

“Looking ahead, we anticipate another quarter of growth, and expect to close 2021 with strong momentum that will set the foundation for an exceptional growth cycle.

“The industry macro fundamentals have visibly strengthened this year, particularly in recent weeks—with demand recovery, oil and gas commodity prices at recent highs, low inventory levels, and encouraging trends in pandemic containment efforts. Absent a recession or pandemic-related setback, these favorable conditions are expected to materially drive investment over the next few years—particularly internationally—and result in exceptional multiyear capital spending growth globally, both on land and offshore. As the market leader, we have an advantaged position from which to capture this growth given our technology, integration capability, and international strength, with our core poised for activity and earnings outperformance.

“In this context and given our financial outperformance at this point in the cycle, we are increasingly confident in achieving our mid-cycle adjusted EBITDA margin ambition of 25% or higher and sustaining a double-digit free cash flow margin throughout the cycle.”

Other Events

On October 21, 2021, Schlumberger’s Board of Directors approved a quarterly cash dividend of $0.125 per share of outstanding common stock, payable on January 13, 2022 to stockholders of record on December 1, 2021.

Revenue by Geographical Area

				(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2021	Jun. 30, 2021	Sept. 30, 2020	Sequential	Year-on-year
North America*	$1,129	$1,083	$1,034	4%	9%
Latin America	1,160	1,057	828	10%	40%
Europe/CIS/Africa	1,481	1,453	1,397	2%	6%
Middle East & Asia	2,034	2,001	1,986	2%	2%
Other	43	40	13	n/m	n/m

	$5,847	$5,634	$5,258	4%	11%

International	$4,675	$4,511	$4,210	4%	11%
North America*	$1,129	$1,083	$1,034	4%	9%

*

Schlumberger divested certain businesses in North America during the fourth quarter of 2020. These businesses generated revenue of $245 million during the third quarter of 2020. Excluding the impact of these divestitures, global third-quarter 2021 revenue increased 17% year-on-year. North America third-quarter 2021 revenue, excluding the impact of these divestitures, increased 43% year-on-year.

n/m = not meaningful

North America

North America revenue of $1.13 billion increased 4% sequentially, with both land and offshore revenue increasing, driven primarily by Well Construction activity. The sequential growth was due to a strong seasonal rebound in land drilling, higher APS revenue in Canada, and higher drilling revenue in North America offshore that was partially offset by hurricane-related disruption.

International

International revenue of $4.68 billion increased 4% sequentially led by double-digit growth in Latin America that was complemented by sustained activity in the Europe/CIS/Africa and Middle East & Asia areas.

Revenue in Latin America of $1.16 billion increased 10% sequentially due to double-digit revenue growth in Mexico, Argentina, and Brazil from robust activity in Well Construction, Reservoir Performance, and Production Systems, respectively. Revenue in Guyana, Ecuador, and Colombia also increased, driven by higher wireline and intervention activity in Reservoir Performance.

Europe/CIS/Africa revenue of $1.48 billion increased 2% sequentially, with growth reported in Scandinavia, Russia, Angola, and Nigeria. Peak summer drilling drove higher Well Construction activity in Scandinavia and Russia. Sustained exploration activity in Africa drove higher wireline and stimulation activity in Reservoir Performance, while Production Systems sales increased in Angola.

Revenue in the Middle East & Asia of $2.03 billion increased 2% sequentially with growth in Australia, East Asia, Indonesia, Saudi Arabia, and Qatar. Revenue in Australia and Indonesia increased from higher offshore drilling, benefiting Well Construction. East Asia revenue increased with growth across all four Divisions. In the Middle East, revenue in Saudi Arabia and Qatar grew from higher Reservoir Performance activity.

Results by Division

Digital & Integration

				(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2021	Jun. 30, 2021	Sept. 30, 2020	Sequential	Year-on-year
Revenue
International	$615	$625	$603	-2%	2%
North America	196	191	134	3%	46%
Other	1	1	1	n/m	n/m

	$812	$817	$738	-1%	10%

Pretax operating income	$284	$274	$201	4%	42%
Pretax operating margin	35.0%	33.5%	27.2%	154 bps	784 bps

n/m = not meaningful

Digital & Integration revenue of $812 million declined 1% sequentially as higher APS project revenue was offset by lower digital solutions revenue following strong software sales in the second quarter. Revenue grew in North America, Latin America, and Middle East & Asia, offset by lower revenue in Europe/CIS/Africa.

Digital & Integration pretax operating margin of 35% expanded 154 bps sequentially, primarily due to increased profitability from APS projects.

Reservoir Performance

				(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2021	Jun. 30, 2021	Sept. 30, 2020	Sequential	Year-on-year
Revenue*
International	$1,112	$1,038	$937	7%	19%
North America*	79	79	275	1%	-71%
Other	1	—	3	n/m	n/m

	$1,192	$1,117	$1,215	7%	-2%

Pretax operating income	$190	$156	$103	22%	85%
Pretax operating margin	16.0%	13.9%	8.4%	202 bps	751 bps

*

Schlumberger divested its OneStim pressure pumping business in North America during the fourth quarter of 2020. This business generated revenue of $219 million during the third quarter of 2020. Excluding the impact of this divestiture, global third-quarter 2021 revenue increased 20% year-on-year. North America third-quarter 2021 revenue, excluding the impact of this divestiture, increased 41% year-on-year.

n/m = not meaningful

Reservoir Performance revenue of $1.19 billion increased 7% sequentially due to higher exploration and appraisal programs across the international markets. Double-digit growth in Latin America was driven by higher wireline evaluation activity in Guyana and Mexico, higher intervention activity in Brazil and Ecuador, and increased stimulation activity in Argentina. Revenue also grew in Europe and Africa primarily due to higher wireline evaluation activity. In addition, Saudi Arabia and Qatar revenue increased due to higher stimulation and intervention activity.

Reservoir Performance pretax operating margin of 16% expanded 202 bps sequentially. Profitability was boosted by higher offshore and exploration activity and a favorable technology mix, particularly in Latin America and Africa.

Well Construction

				(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2021	Jun. 30, 2021	Sept. 30, 2020	Sequential	Year-on-year
Revenue
International	$1,839	$1,708	$1,562	8%	18%
North America	382	352	235	9%	62%
Other	52	50	40	n/m	n/m

	$2,273	$2,110	$1,837	8%	24%

Pretax operating income	$345	$272	$173	27%	99%
Pretax operating margin	15.2%	12.9%	9.4%	230 bps	576 bps

n/m = not meaningful

Well Construction revenue of $2.27 billion increased 8% sequentially due to higher land and offshore drilling across the international markets and increased rig activity in North America. North America revenue growth was driven by strong seasonal rebound on land drilling in Canada and higher offshore drilling in the Gulf of Mexico, notwithstanding the hurricane effects during the quarter. International revenue was driven by double-digit growth in Latin America, Africa, and Russia & Central Asia from the combination of increased offshore exploration activity and the peak of summer land drilling campaigns.

Well Construction pretax operating margin of 15% improved sequentially by 230 bps due to higher drilling revenue, boosted by the favorable mix of activity and new technology.

Production Systems

				(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2021	Jun. 30, 2021	Sept. 30, 2020	Sequential	Year-on-year
Revenue*
International	$1,205	$1,220	$1,138	-1%	6%
North America*	469	458	389	3%	21%
Other	—	3	5	n/m	n/m

	$1,674	$1,681	$1,532	0%	9%

Pretax operating income	$166	$171	$132	-3%	26%
Pretax operating margin	9.9%	10.2%	8.6%	-27 bps	129 bps

*

Schlumberger divested its low-flow artificial lift business in North America during the fourth quarter of 2020. This business generated revenue of $26 million during the third quarter of 2020. Excluding the impact of this divestiture, global third-quarter 2021 revenue increased 11% year-on-year. North America third-quarter revenue, excluding the impact of this divestiture, increased 29% year-on-year.

n/m = not meaningful

Production Systems revenue of $1.67 billion was essentially flat sequentially. Revenue increases in subsea and well production systems were offset by a revenue decline in midstream production systems. International activity was driven by double-digit growth in Latin America due to subsea production systems, particularly in Brazil and Mexico. US land revenue also increased due to higher sales of well and surface production systems, which outpaced the drilling and completed well count growth. These increases were offset by revenue declines in Europe/CIS/Africa and the Middle East & Asia, despite double-digit growth in Angola, Nigeria, East Asia, Indonesia, China, and Iraq. Revenue was partially impacted by transitory global supply and logistics constraints.

Production Systems pretax operating margin of 10% was essentially flat sequentially.

Quarterly Highlights

Schlumberger continues to win a growing number of contract awards based on technology differentiation, integration, and our ability to execute globally. This is resulting in a robust pipeline of work, particularly in the Middle East, offshore, and natural gas projects as the growth cycle expands. During the quarter, the following notable projects were secured:

•

Schlumberger was awarded a multibillion dollar (USD) integrated stimulation technology and services contract by Saudi Aramco for its unconventional gas resources. Fit-for-basin technologies will enable operational performance and efficiency, in a work scope that includes the full suite of products and services for hydraulic fracturing, coiled tubing intervention, wireline services, Cameron hydraulic fracturing trees with MonoFlex* dual-connection fracturing fluid delivery technology, and flow back. Mobilization is expected to start in the fourth quarter of 2021.

•

Petroleum Development Oman LLC (PDO) awarded Schlumberger a major services contract for the provision of high-pressure hydraulic fracturing and stimulation services for up to 350 wells in Oman. The five-year contract has two independent two-year options and comprises 105 oil and gas exploration wells and between 171 to 245 gas development wells. The work program is scheduled to commence in the fourth quarter of 2021.

•

Kuwait Oil Company awarded Schlumberger a five-year supply agreement for wellheads, production trees, and services for 230 new wells and 250 workover wells in the country’s deep Jurassic formations. The scope of the agreement includes the supply and installation services of 15,000-psi high-pressure, high-temperature (HPHT) wellheads, production trees, chokes, and control panels. Kuwait’s Jurassic reservoirs hold significant gas reserves and are a key element in the country’s long-term strategy.

In the offshore markets, Schlumberger continues to win significant awards as a result of its technology and integration capabilities driving performance, either by reducing time to first production, or by improving recovery from existing assets. This offshore activity growth is being driven by increased final investment decisions (FIDs) and awards of both short- and long-cycle projects. Examples from the quarter include:

•

Schlumberger was awarded a significant contract by Turkish Petroleum (TP) for end-to-end production solutions for the greenfield Phase 1 development of the Sakarya Field, Turkey’s largest gas reserve. The integrated project scope will cover subsurface solutions to onshore production, including well completions, subsea production systems (SPS), and an early production facility capable of handling up to 350 MMscf/d of gas. Through this integration, from subsurface to processing facility, pipeline-ready gas will be delivered on an accelerated timeline.

•

In the Ormen Lange Field, where A/S Norske Shell and the Ormen Lange Partnership have recently made the FID for Phase 3, OneSubsea® will deploy a subsea multiphase compression system, comprising two 16-MW subsea compression stations tied into existing manifolds and pipelines—an industry leading innovation that will unlock an additional 30 to 50 billion m3 of natural gas and increase the field recovery rate from 75% to 85%. The OneSubsea multiphase compression system will facilitate a significant reduction in energy consumption, and thus CO2 emissions, when compared to topside compression.

•

In Brazil, Petrobras awarded Schlumberger a contract for integrated completions on 21 wells in presalt concessions. The intelligent completion design chosen for these wells includes a selective open hole lower completion, integrating a premium isolation valve and downhole interval flow control valves and a Metris* permanent monitoring system. Intelligent completions will enable Petrobras to enhance ultimate recovery in these higher-pressure reservoirs by more accurately monitoring and controlling production. Installation is expected to commence in the third quarter of 2022.

•

OneSubsea was awarded a significant contract by Aker BP for the delivery, installation, and commissioning of a subsea production system with a reduced carbon impact for the Hanz project on the Norwegian Continental Shelf. The contract—which comprises three horizontal subsea trees, controls, and additional associated equipment—includes the use of refurbished subsea production equipment repurposed from previous projects. This unique approach will enable Aker BP to develop this field with reduced cost and carbon footprint as a tieback to the Ivar Aasen platform. This approach is estimated to remove more than 200 metric tons of CO2e emissions from the project when compared to a conventional method.

The increase in customer activity is broad based as the growth cycle widens, not only geographically, but also across operating environments including onshore and midstream. Examples include:

•

Cairn Oil & Gas, Vedanta Limited has awarded Schlumberger an integrated well construction and completion contract for 27 deep gas wells in the Raageshwari Field located in Rajasthan, India. Under the contract scope, Schlumberger will create reliability and efficiency improvement opportunities using a combination of unique, fit-for-basin technologies that has proven effective in the recently concluded 42-well deep gas campaign in this field. The integrated well construction and completion approach will drive value and efficiency for Cairn, which is one of the largest oil and gas exploration and production companies in India, as it executes its natural gas development plan.

•

In India, Reliance Industries Limited has awarded Schlumberger a contract for the engineering and supply of two 25 m3/h rich monoethylene glycol (MEG) reclamation and regeneration plants, and a pretreatment unit to support increased gas production from the existing Kakinada onshore terminal. MEG is injected in production pipelines, captured, and reused to reduce hydrate formation and maximize gas system throughput. The MEG reclamation trains will use the PUREMEG* monoethylene glycol reclamation and regeneration system, which has lower operating cost compared with conventional systems.

Digital transformation is a key part of the industry’s future. Through our digital platform, which we continue to enhance, we are delivering performance impact for customers. Highlights from the quarter include:

•

Schlumberger made a strategic investment in DeepIQ, Inc. to accelerate self-service analytics for enterprises’ industrial data. This will help maintain Schlumberger’s leading position in transformational digital solutions for the energy industry, leveraging DeepIQ technologies in combination with Schlumberger’s artificial intelligence (AI) solutions.

•

Schlumberger has expanded its digital drilling planning and operations portfolio by acquiring Independent Data Services (IDS), the industry’s only automated reporting software for drilling operations. Augmenting the DrillPlan* coherent well construction planning solution and DrillOps* on-target well delivery solution via the cloud or as a stand-alone solution, IDS enables automated analysis and reporting of operational activities, giving E&P operators and drilling contractors actionable insights to improve operational performance.

•

Offshore Canada, Schlumberger and ExxonMobil Canada are jointly working on the deployment of digital drilling solutions, which recently enabled ExxonMobil Canada to complete the first fully automated section drilled at the Hebron platform. This was achieved with a combination of DrillOps on-target well delivery solution, including the DrillOps Automate drilling solution, and the Cameron DrillPilot* equipment sequencing software for pipe handling automation. ExxonMobil Canada and its co-venturers on Hebron have agreed to a commercial implementation of the DrillOps Automate solution in its offshore operations. These digital solutions are expected to create a step change in procedural adherence, consistency, standardization, and operational efficiency across rig crews and enable close integration of well construction planning and execution phases in the future.

•

In Deepwater Gulf of Mexico, Performance Live* digitally connected service helped Shell Exploration and Production Company improve drilling performance while meeting reduced crew size objectives. The use of Performance Live service was increased to deploy both directional drilling and advanced logging-while-drilling services, such as StethoScope* formation pressure-while-drilling service. The result was delivery of a 19% shoe-to-shoe drilling improvement and a 72% reduction in normalized nonproductive time (NPT), while average wellsite crew size was reduced by 46% since the start of implementation.

•

Aramco and Schlumberger signed an agreement for the Omega* geophysical data processing platform, one of the industry’s most advanced geophysical processing solutions. The Omega platform enhances the geophysics data imaging by integrating comprehensive workflows and advanced algorithms with leading science, scalable processing, and unparalleled flexibility.

Schlumberger Transition Technologies* are being increasingly adopted by customers as they address their Scope 1 and Scope 2 emissions, a commitment we share with our own Scope 3 reduction targets. These technologies accelerate both our customers’ and Schlumberger’s journey to net zero, by reducing flaring and fugitive emissions, reducing the CO2 footprint in drilling operations, offering development solutions that minimize full-field carbon footprint, or increasing electrification of infrastructure. Specific examples of new technology deployments include:

•

In Kazakhstan, Schlumberger has deployed a zero-flaring well test and cleanup solution with Karachaganak Petroleum Operating B.V.—jointly operated by Shell and Eni—that has avoided the equivalent of more than 240,000 metric tons of CO2e emissions to date. Incorporating unique Schlumberger technologies such as Vx Spectra* surface multiphase flowmeter, high pressure separators, and REDA Multiphase HPS* horizontal multistage surface pumps, this project is first-of-a-kind in the world and is aligned with the long-term net-zero goals of both JV partners and Schlumberger, as well as the country’s environmental goals.

•

Offshore Trinidad and Tobago, Schlumberger helped bp achieve first gas seven months ahead of schedule in the Matapal Field. In collaboration with bp, OneSubsea leveraged its experience to deploy its first all-electric manifold and three 10,000-psi subsea trees with integral Vx Omni* subsea multiphase flowmeters. Agile subsea production systems (SPS) also enabled bp to capitalize on standardized hardware and reduce project-specific engineering. This contributed to reaching first gas in just three years from contract award, as compared to the four years for similar previous developments.

•

Offshore Norway, Equinor made its first deployment of the Manara* production and reservoir management system to enhance oil production while reducing project CO2 emissions in an extended-reach well in the Heidrun Field. Equinor will use insight into which zones are contributing to production and the ability to tailor flow from each using six all-electric monitoring and control stations to optimize oil output and minimize water production. Controlling water production with the Manara system will decrease the energy needed to pump treated water back into the reservoir, reducing the CO2 emissions per barrel of oil produced.

In addition to reducing CO2 emissions and consumption in oil and gas operations, Schlumberger domain expertise and experience are contributing to winning project awards to enable other industries to reduce carbon emissions.

•

FS Bioenergia has awarded Schlumberger Brazil’s first carbon capture and storage project, which will support the production of carbon-negative biofuels. Under the agreement, Schlumberger will conduct reservoir studies, design, and manage drilling of injection wells, perform injectivity tests, and monitor storage once injection commences. The project, to be built at the site of the FS Bioenergia processing plant in Lucas do Rio Verde, is anticipated to process and store 430,000 tons of CO2 per year upon completion, scheduled for 2024.

Financial Tables

Condensed Consolidated Statement of Income (Loss)

	(Stated in millions, except per share amounts)
	Third Quarter		Nine Months
Periods Ended September 30,	2021	2020	2021	2020
Revenue	$5,847	$5,258	$16,704	$18,069
Interest and other income (1)	56	22	91	94
Expenses
Cost of revenue	4,862	4,624	14,135	16,172
Research & engineering	140	137	409	452
General & administrative	80	85	231	293
Impairments & other (1)	—	350	—	12,596
Interest	130	138	402	419

Income (loss) before taxes (1)	$691	($54)	$1,618	($11,769)
Tax expense (benefit) (1)	129	19	301	(901)

Net income (loss) (1)	$562	($73)	$1,317	($10,868)
Net income attributable to noncontrolling interest	12	9	37	24

Net income (loss) attributable to Schlumberger (1)	$550	($82)	$1,280	($10,892)

Diluted earnings (loss) per share of Schlumberger (1)	$0.39	($0.06)	$0.90	($7.84)

Average shares outstanding	1,402	1,391	1,399	1,389
Average shares outstanding assuming dilution	1,424	1,391	1,422	1,389

Depreciation & amortization included in expenses (2)	$530	$587	$1,588	$1,983

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.

Condensed Consolidated Balance Sheet

		(Stated in millions)
Assets	Sept. 30, 2021	Dec. 31, 2020
Current Assets
Cash and short-term investments	$2,942	$3,006
Receivables	5,349	5,247
Inventories	3,296	3,354
Other current assets	800	1,312

	12,387	12,919
Investment in affiliated companies	2,110	2,061
Fixed assets	6,375	6,826
Goodwill	12,990	12,980
Intangible assets	3,265	3,455
Other assets	3,911	4,193

	$41,038	$42,434

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$7,615	$8,442
Estimated liability for taxes on income	907	1,015
Short-term borrowings and current portion of long-term debt	1,025	850
Dividends payable	188	184

	9,735	10,491
Long-term debt	14,370	16,036
Postretirement benefits	905	1,049
Other liabilities	2,363	2,369

	27,373	29,945
Equity	13,665	12,489

	$41,038	$42,434

Liquidity

Components of Liquidity	Sept. 30, 2021	Jun. 30, 2021	Dec. 31, 2020	Sept. 30, 2020
Cash and short-term investments	$2,942	$2,682	$3,006	$3,837
Short-term borrowings and current portion of long-term debt	(1,025)	(36)	(850)	(1,292)
Long-term debt	(14,370)	(15,687)	(16,036)	(16,471)

Net Debt (1)	$(12,453)	$(13,041)	$(13,880)	$(13,926)

Details of changes in liquidity follow:

Periods Ended September 30,	Nine Months 2021	Third Quarter 2021	Nine Months 2020
Net income (loss)	$1,317	$562	$(10,868)
Charges and credits, net of tax (2)	(36)	(36)	11,539

	1,281	526	$671
Depreciation and amortization (3)	1,588	530	1,983
Stock-based compensation expense	229	73	318
Change in working capital	(798)	(40)	(822)
US federal tax refund	477	—	—
Other	(58)	(19)	(84)

Cash flow from operations (4)	2,719	1,070	2,066

Capital expenditures	(694)	(273)	(858)
APS investments	(305)	(117)	(252)
Multiclient seismic data capitalized	(21)	(9)	(86)

Free cash flow (5)	1,699	671	870

Dividends paid	(524)	(175)	(1,560)
Proceeds from employee stock plans	137	75	146
Stock repurchase program	—	—	(26)
Business acquisitions and investments, net of cash acquired plus debt assumed	(98)	(63)	(33)
Proceeds from divestitures	—	—	325
Other	(79)	(49)	(149)

Change in net debt before impact of changes in foreign exchange rates	1,135	459	(427)
Impact of changes in foreign exchange rates on net debt	292	129	(372)

Decrease (increase) in Net Debt	1,427	588	(799)
Net Debt, beginning of period	(13,880)	(13,041)	(13,127)

Net Debt, end of period	$(12,453)	$(12,453)	$(13,926)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.
(4)

Includes severance payments of $226 million and $42 million during the nine months and third quarter ended September 30, 2021, respectively; and $699 million and $273 million during the nine months and third quarter ended September 30, 2020, respectively.

(5)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this third-quarter 2021 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, net income (loss), excluding charges & credits and pretax segment operating income, as well as measures derived from them (including diluted EPS, excluding charges & credits; Schlumberger net income (loss), excluding charges & credits; effective tax rate, excluding charges & credits; and adjusted EBITDA) are non-GAAP financial measures. Management believes that these financial measures enable it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. Certain of these measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following are reconciliations of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplemental Information” (Question 9).

	(Stated in millions, except per share amounts)
	Third Quarter 2021
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$691	$129	$12	$550	$0.39
Unrealized gain on marketable securities (1)	(47)	(11)	—	(36)	(0.03)

Schlumberger net income, excluding charges & credits	$644	$118	$12	$514	$0.36

	Third Quarter 2020
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net loss (GAAP basis)	$(54)	$19	$9	$(82)	$(0.06)
Facility exit charges	254	39	—	215	0.15
Workforce reductions	63	—	—	63	0.05
Other	33	1	—	32	0.02

Schlumberger net income, excluding charges & credits	$296	$59	$9	$228	$0.16

	Nine Months 2021
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS*
Schlumberger net income (GAAP basis)	$1,618	$301	$37	$1,280	$0.90
Unrealized gain on marketable securities (1)	(47)	(11)	—	(36)	(0.03)

Schlumberger net income, excluding charges & credits	$1,571	$290	$37	$1,244	$0.88

	(Stated in millions, except per share amounts)
	Nine Months 2020
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS*
Schlumberger net loss (GAAP basis)	$(11,769)	$(901)	$24	$(10,892)	$(7.84)
Goodwill	3,070	—	—	3,070	2.21
Intangible assets impairments	3,321	815	—	2,506	1.80
Asset Performance Solutions investments	1,994	11	—	1,983	1.43
Workforce reductions	1,286	78	—	1,208	0.87
Fixed asset impairments	666	52	—	614	0.44
Inventory write-downs	603	49	—	554	0.40
North America pressure pumping impairments	587	133	—	454	0.33
Right-of-use asset impairments	311	67	—	244	0.18
Facility exit charges	254	39	—	215	0.15
Costs associated with exiting certain activities	205	(25)		230	0.17
Multiclient seismic data impairment	156	2	—	154	0.11
Repurchase of bonds	40	2	—	38	0.03
Postretirement benefits curtailment gain	(69)	(16)	—	(53)	(0.04)
Other	172	14	—	158	0.11
Valuation allowance	—	(164)	—	164	0.12

Schlumberger net income, excluding charges & credits	$827	$156	$24	$647	$0.46

*	Does not add due to rounding.
(1)	Classified in Interest & other income in the Condensed Consolidated Statement of Income (Loss)

Unless otherwise noted, all Charges & Credits are classified in Impairments & other in the Condensed Consolidated Statement of Income (Loss).

Divisions

					(Stated in millions)
	Three Months Ended
	Sept. 30, 2021		Jun. 30, 2021		Sept. 30, 2020
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income (Loss) Before Taxes
Digital & Integration	$812	$284	$817	$274	$738	$201
Reservoir Performance	1,192	190	1,117	156	1,215	103
Well Construction	2,273	345	2,110	272	1,837	173
Production Systems	1,674	166	1,681	171	1,532	132
Eliminations & other	(104)	(77)	(91)	(66)	(64)	(34)

Pretax segment operating income		908		807		575
Corporate & other		(145)		(138)		(151)
Interest income (1)		8		5		3
Interest expense (1)		(127)		(132)		(131)
Charges & credits (2)		47		—		(350)

	$5,847	$691	$5,634	$542	$5,258	$(54)

			(Stated in millions)
	Nine Months Ended
	Sept. 30, 2021		Sept. 30, 2020
	Revenue	Income Before Taxes	Revenue	Income (Loss) Before Taxes
Digital & Integration	$2,401	$805	$2,235	$458
Reservoir Performance	3,312	448	4,354	259
Well Construction	6,319	827	6,747	687
Production Systems	4,946	475	5,001	467
Eliminations & other	(274)	(176)	(268)	(124)

Pretax segment operating income		2,379		1,747
Corporate & other		(434)		(548)
Interest income (1)		17		25
Interest expense (1)		(391)		(397)
Charges & credits (2)		47		(12,596)

	$16,704	$1,618	$18,069	$(11,769)

(1)	Excludes amounts which are included in the segments’ results
(2)	See section entitled “Charges & Credits” for details.

Supplementary Information

Frequently Asked Questions (FAQs)

1)	What is the capital investment guidance for the full-year 2021?

Capital investment (comprised of capex, multiclient, and APS investments) for the full-year 2021 is now expected to be approximately $1.6 billion. Capital investment for the full-year 2020 was $1.5 billion.

2)	What were cash flow from operations and free cash flow for the third quarter of 2021?

Cash flow from operations for the third quarter of 2021 was $1.07 billion and free cash flow was $671 million, despite making $42 million of severance payments during the quarter.

3)	What was included in “Interest and other income” for the third quarter of 2021?

“Interest and other income” for the third quarter of 2021 was $56 million. This amount consisted of an unrealized gain on marketable securities of $47 million (refer to Question 11), interest income of $8 million, and earnings of equity method investments of $1 million.

4)	How did interest income and interest expense change during the third quarter of 2021?

Interest income of $8 million for the third quarter of 2021 increased $2 million sequentially. Interest expense of $130 million decreased $6 million sequentially.

5)	What is the difference between Schlumberger’s consolidated income (loss) before taxes and pretax segment operating income?

The difference consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the third quarter of 2021?

The ETR for the third quarter of 2021, calculated in accordance with GAAP, was 18.6% as compared to 18.2% for the second quarter of 2021. Excluding charges and credits, the ETR for the third quarter of 2021 was 18.3%. There were no charges and credits in the second quarter of 2021.

7)	How many shares of common stock were outstanding as of September 30, 2021 and how did this change from the end of the previous quarter?

There were 1.403 billion shares of common stock outstanding as of September 30, 2021 and 1.398 billion as of June 30, 2021.

(Stated in millions)
Shares outstanding at June 30, 2021	1,398
Shares issued under employee stock purchase plan	3
Vesting of restricted stock	2

Shares outstanding at September 30, 2021	1,403

8)

What was the weighted average number of shares outstanding during the third quarter of 2021 and second quarter of 2021? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.402 billion during the third quarter of 2021 and 1.398 billion during the second quarter of 2021. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

		(Stated in millions)
	Third Quarter 2021	Second Quarter 2021
Weighted average shares outstanding	1,402	1,398
Unvested restricted stock	22	23

Average shares outstanding, assuming dilution	1,424	1,421

9)	What was Schlumberger’s adjusted EBITDA in the third quarter of 2021, the second quarter of 2021, and the third quarter of 2020?

Schlumberger’s adjusted EBITDA was $1.296 billion in the third quarter of 2021, $1.198 billion in the second quarter of 2021, and $1.018 billion in the third quarter of 2020, and was calculated as follows:

			(Stated in millions)
	Third Quarter 2021	Second Quarter 2021	Third Quarter 2020
Net income (loss) attributable to Schlumberger	$550	$431	$(82)
Net income attributable to noncontrolling interests	12	12	9
Tax (benefit) expense	129	99	19

Income (loss) before taxes	$691	$542	$(54)
Charges & credits	(47)	—	350
Depreciation and amortization	530	526	587
Interest expense	130	136	138
Interest income	(8)	(6)	(3)

Adjusted EBITDA	$1,296	$1,198	$1,018

Adjusted EBITDA represents income before taxes excluding charges & credits, depreciation and amortization, interest expense, and interest income. Management believes that adjusted EBITDA is an important profitability measure for Schlumberger and that it allows investors and management to more efficiently evaluate Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

10)	What were the components of depreciation and amortization expense for the third quarter of 2021, the second quarter of 2021, and the third quarter of 2020?

The components of depreciation and amortization expense for the third quarter of 2021, the second quarter of 2021, and the third quarter of 2020 were as follows:

			(Stated in millions)
	Third Quarter 2021	Second Quarter 2021	Third Quarter 2020
Depreciation of fixed assets	$350	$352	$385
Amortization of APS investments	82	77	87
Amortization of intangible assets	75	75	79
Amortization of multiclient seismic data costs capitalized	23	22	36

	$530	$526	$587

11)	What does the pretax credit of $47 million recorded during the third quarter of 2021 relate to?

During the third quarter of 2021, a start-up company that Schlumberger previously invested in was acquired. As a result of this transaction, Schlumberger’s ownership interest was converted into shares of a publicly traded company. Schlumberger recognized an unrealized gain of $47 million to increase the carrying value of this investment to its fair value. This unrealized gain is reflected in Interest and other income in the Consolidated Statement of Income (Loss).

About Schlumberger

Schlumberger (SLB: NYSE) is a technology company that partners with customers to access energy. Our people, representing over 160 nationalities, are providing leading digital solutions and deploying innovative technologies to enable performance and sustainability for the global energy industry. With expertise in more than 120 countries, we collaborate to create technology that unlocks access to energy for the benefit of all.

Find out more at www.slb.com

*	Mark of Schlumberger or a Schlumberger company. Other company, product, and service names are the properties of their respective owners.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, October 22, 2021. The call is scheduled to begin at 9:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 8858313. At the conclusion of the conference call, an audio replay will be available until November 22, 2021 by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 6702282. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same website until November 22, 2021.

For more information, contact

Ndubuisi Maduemezia – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Director of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

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This third-quarter 2021 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for Schlumberger as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding the energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our effective tax rate; our APS projects, joint ventures, and other alliances; our response to the COVID-19 pandemic and preparedness for other widespread health emergencies; access to raw materials; future global economic and geopolitical conditions; future liquidity; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic conditions; changes in exploration and production spending by Schlumberger’s customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of Schlumberger’s customers and suppliers; Schlumberger’s inability to achieve its financial and performance targets and other forecasts and expectations; Schlumberger’s inability to achieve net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; foreign currency risk; pricing pressure; inflation; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations;

challenges in Schlumberger’s supply chain; production declines; Schlumberger’s inability to recognize efficiencies and other intended benefits from its business strategies and initiatives, such as digital or Schlumberger New Energy; as well as its restructuring and structural cost reduction plans; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this third-quarter 2021 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Statements in this third-quarter earnings release are made as of the date of this release, and Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

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